Exhibit 99.1

news
FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Mark Kimbrough	Ed Fishbough
(615) 344-2688	(615) 344-2810

HCA’S BRACKEN TO RETIRE FROM CEO ROLE, WILL REMAIN AS BOARD CHAIR

Company Names R. Milton Johnson CEO

Nashville, Tenn., July 29, 2013 – HCA (NYSE:HCA) announced today that Richard M. Bracken will transition at the end of the year from his role as Chairman and CEO to Chairman of the Board. The Board of Directors has named R. Milton Johnson, HCA’s President and CFO, his successor as Chief Executive Officer, effective at that same time.

Dr. Thomas F. Frist, Jr., founder of HCA, said, “Richard has led HCA to a level of operational and clinical achievement that I never dreamed possible when my father and Jack Massey and I started HCA 45 years ago. His many years of leadership have been characterized by a record of outstanding quality performance, creation of unsurpassed value for our patients as well as our shareholders, and a reinforcement of HCA’s culture of compassionate, quality care and patient service. I am confident Milton and our executive team will continue that record of achievement. Like Richard, Milton has a strong commitment to HCA’s patient-centric culture, and I believe he will bring a balanced approach to this role, with an equal emphasis on clinical performance and operational excellence.”

Bracken, who turns 61 in September, joined HCA in 1981 and since then, has held successive executive leadership roles within the Company. In 2002, he was named President and Chief Operating Officer and appointed to the Company’s Board of Directors. He became CEO in 2009 and was appointed Chairman of the Board in December of that same year.

Bracken commented, “I have enjoyed the past 32 years with HCA and am grateful to our Board of Directors, our management teams, and all our employees, physicians and partners who have contributed to the success of our organization. This planned transition and the appointment of Milton as CEO is consistent with our Company’s succession strategy. We are very fortunate to have him to lead the way in the coming years. His knowledge of our industry and years of experience with HCA make him ideally suited for this role. I look forward to supporting Milton in his new position and to continuing to serve HCA as Chairman.”

Johnson has been with HCA for 31 years. He was named a member of the Company’s Board of Directors in 2009 and assumed his current role as President in 2011.

The Company is conducting an internal search for a CFO to succeed Johnson in that role, and an announcement is expected in the coming months.

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All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.